Exhibit 8.1

Principal Subsidiaries and VIEs of the Registrant

Name of Entity	Jurisdiction of Incorporation	Effective Interest Held through Equity Ownership/Contractual Arrangements
Subsidiaries:

Sohu.com (Hong Kong) Limited	Hong Kong	100%
Beijing Sohu New Era Information Technology Co., Ltd.	People’s Republic of China	100%
Sohu.com (Search) Limited	Cayman Islands	100%
Beijing Sohu New Media Information Technology Co., Ltd.	People’s Republic of China	100%
Changyou.com Limited	Cayman Islands	100%
Changyou.com (HK) Limited	Hong Kong	100%
Beijing AmazGame Age Internet Technology Group Co., Ltd.	People’s Republic of China	100%
Sohu.com (Game) Limited	Cayman Islands	100%
Beijing Changyou Gamespace Software Technology Co., Ltd.	People’s Republic of China	100%
Changyou.com Korea LLC	South Korea	100%
Beijing Sohu New Momentum Information Technology Co., Ltd.	People’s Republic of China	100%
Fox Information Technology (Tianjin) Limited	People’s Republic of China	100%
Beijing Changyou Chuangxiang Software Technology Co., Ltd.	People’s Republic of China	100%

VIEs:

Beijing Century High-Tech Investment Co., Ltd.	People’s Republic of China	100%
Beijing Sohu Internet Information Service Co., Ltd.	People’s Republic of China	100%
Beijing Gamease Age Digital Technology Co., Ltd.	People’s Republic of China	100%
Beijing Sohu Donglin Advertising Co., Ltd.	People’s Republic of China	100%
Beijing Guanyou Gamespace Digital Technology Co., Ltd.	People’s Republic of China	100%
Shanghai ICE Information Technology Co., Ltd.	People’s Republic of China	100%
Tianjin Jinhu Culture Development Co., Ltd	People’s Republic of China	100%
Guangzhou Qianjun Network Technology Co., Ltd.	People’s Republic of China	100%